Exhibit 23.2

Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 2, 2009 on the consolidated financial statements of HQ Sustainable Maritime Industries, Inc. (the “Company”) included in its Annual Report on Form 10-K/A being filed by the Company, for the fiscal year ended December 31, 2008.

We also consent to the use of our name and the use of our opinion dated March 2, 2009 on Internal Control over Financial Reporting for HQ Sustainable Maritime Industries, Inc. included in its Annual Report on Form 10-K/A being filed by the Company, for the fiscal year ended December 31, 2008.

Toronto, Ontario, Canada	Chartered Accountants
June 9, 2009	Licensed Public Accountants

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663